Exhibit 2.1

LLC INTEREST PURCHASE AGREEMENT

by and among

Albany Molecular Research, Inc.,

a Delaware corporation

and

Brian W. Mulhall and Alan Weiss,

the members of Whitehouse Analytical Laboratories, LLC,

a New Jersey limited liability company

December 15, 2015

SCHEDULES/EXHIBITS

SCHEDULES

Sellers Disclosure Schedules

Company Disclosure Schedules

Buyer Disclosure Schedules

EXHIBITS

Exhibit A Form of Escrow Agreement

APPENDIX

Appendix 2.02(c)(i)

LLC INTEREST PURCHASE AGREEMENT

THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2015, is entered into by and among Albany Molecular Research, Inc., a Delaware corporation (the “Buyer”), Brian W. Mulhall and Alan Weiss (each, individually, a “Seller” and together, the “Sellers”), the members of Whitehouse Analytical Laboratories, LLC, a New Jersey limited liability company (the “Company”), and Brian W. Mulhall, not individually, but solely in his capacity as the representative of the Sellers (the “Seller Representative”).

RECITALS

A.   The Sellers own all of the issued and outstanding membership interests in the Company; and

B.   The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding membership interests in the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants hereinafter contained, the parties hereto intending to be legally bound, agree as follows:

Article I
DEFINITIONS

Section 1.01. Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified below and shall be equally applicable to both the singular and plural forms:

“Acquisition Proposal” means any agreement or understanding, with any Person other than the Buyer regarding the issuance or transfer, directly or indirectly, of any of the LLC Interests or any other Equity Securities in the Company or any material portion of the Company’s assets or business (including by way of license).

“Action” shall have the meaning set forth in Section 7.03(b) herein.

“Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

“Allocation Schedule” shall have the meaning set forth in Section 8.05(g) herein.

“A&R Operating Agreement” means the Amended and Restated Operating Agreement of the Company dated June 5, 2013.

“Balance Sheet” means the unaudited consolidated Balance Sheet of the Company at the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2015.

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 4.01 herein.

“Basket” shall have the meaning set forth in Section 7.05(a) herein.

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“Business Day” means any weekday on which banks in the City of New York are open for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“Buyer Disclosure Schedules” shall have the meaning set forth in Article VI herein.

“Buyer Excluded Items” shall have the meaning set forth in Section 7.05(b) herein.

“Buyer Indemnified Person” shall have the meaning set forth in Section 7.01(a) herein.

“Buyer’s Knowledge” means the actual knowledge after reasonable inquiry of the Buyer’s Chief Executive Officer, Chief Financial Officer and General Counsel.

“Buyer Stock” shall have the meaning set forth in Section 2.02(c) herein.

“CERCLA” shall have the meaning set forth in the definition of Hazardous Materials in this Section 1.01.

“Change in Control” means: (a) any transaction or combination of transactions as a result of which either a Person, or a group of Persons, that customarily has acted in concert and that presently is in control ceases to be in control of such other Person; or (b) the sale, exchange or other disposition (including disposition in full or partial disposition) of the outstanding equity interests of a Person or the assets of a Person that constitutes a substantial or material business segment of a Person.

“Closing” shall have the meaning set forth in Section 3.01 herein.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.05(b) herein.

“Closing Date” shall have the meaning set forth in Section 3.01 herein.

“Closing Statement” shall have the meaning set forth in Section 2.05(b) herein.

“Closing Statement Objection Notice” shall have the meaning set forth in Section 2.05(c) herein.

“Closing Working Capital” shall have the meaning set forth in Section 2.05(b) herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means any business currently conducted or proposed to be conducted by the Company including, but not limited to, the operation by the Company of outsourced analytical testing services including a broad array of testing solutions for materials analysis, method development, validation and verification, container closure integrity testing, containers, packaging, distribution, drug delivery systems including certain medical devices, small scale stability storage, production retains and complaint management to pharmaceutical, biotechnology, medical device, and personal care companies.

“Company Disclosure Schedules” shall have the meaning set forth in Article V herein.

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“Company Employee Benefit Plans” means Employee Benefit Plans and any other material employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive compensation or other incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Company, maintained by the Company or an ERISA Affiliate, within the last six years, or to which the Company or an ERISA Affiliate, within the last six years, has contributed or is or was obligated to make payments, in each case with respect to any employees or former employees, or current or former non-employee service providers, of the Company or an ERISA Affiliate. Notwithstanding the foregoing, “Company Employee Benefit Plans” shall not include any plans, arrangements, practices, or agreements maintained by any professional employer organization (PEO), leasing organization, or other similar organization in which common law employees of the Company participate or have participated.

“Company Employee Pension Plans” means Company Employee Benefit Plans which constitute “employee pension benefit plans” as defined in Section 3(2) of ERISA.

“Company Welfare Plans” means Company Employee Benefit Plans which constitute “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA.

“Contract” shall mean any written or oral contract, note, bond, mortgage, indenture, lease, license, or other legally binding agreement, instrument, commitment, guarantee, executory commitment, understanding or obligation.

“EBITDA” means the net income (or loss) of the Company before taking into account interest expense, income Tax expense, depreciation expense or amortization expense, using the same accounting policies and methods as the Company has historically used consistent with past practice, whether or not doing so is in accordance with GAAP, and as further set forth in Exhibit A attached hereto.

“Effect” shall have the meaning set forth in the definition of Material Adverse Effect in this Section 1.01.

“Employee Benefit Plan” has the meaning ascribed to such term by Section 3(3) of ERISA.

“Encumbrances” means any lien, security interest, mortgage, pledge, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, easement or conditional sale or other title retention agreement or other restriction; provided, however, that Encumbrances shall not include any Permitted Encumbrance or any Encumbrances arising under any of the Transaction Documents.

“Environmental Laws” means any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or human health or safety as presently in effect or as amended as of the Closing Date.

“Equity Securities” means: (a) in the case of a corporation, any and all shares of capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited); (d) in each case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (e) in each case, any option or other right to acquire, or securities or Indebtedness convertible into or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means and refers to any trade or business, whether or not incorporated, under common control of the Company within the meaning of Section 414 of the Code or Section 4001 of ERISA, or the regulations under the foregoing.

“Escrow Agent” means Wilmington Trust, N.A., c/o Robert J. Weiss, Vice President, Global Capital Markets, Institutional Client Services, 25 South Charles Street, Baltimore, Maryland 21201.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date among the Escrow Agent, the Buyer and the Seller Representative, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” shall have the meaning set forth in Section 2.02(b)(i) herein.

“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 2.05(a) herein.

“Excluded Cash” shall have the meaning set forth in Section 2.05(g) herein.

“Excluded Items” shall have the meaning set forth in Section 7.05(a) herein.

“FDA” shall have the meaning set forth in Section 5.25(a) herein.

“Final Income Tax Returns” shall have the meaning set forth in Section 8.05(b) herein.

“Financial Statements” means: (i) the internally prepared balance sheet of the Company for the 2013 calendar year and the related internally prepared statement of operations for the year then ended; (ii) the compiled balance sheet of the Company for the 2014 calendar year and the related compiled statements of operations and members’ capital, and cash flows for the year then ended; (iii) the reviewed balance sheet of the Company for the six months ended June 30, 2015 and the related reviewed statements of operations and members’ capital and cash flows for the six months then ended; and (iv) the internally prepared balance sheet of the Company for the ten months ended October 31, 2015 and the related internally prepared statement of operations for the period then ended.

“Fundamental Representations” shall have the meaning set forth in Section 7.04 herein.

“GAAP” means U.S. generally accepted accounting principles applied consistently by the Company throughout the periods covered thereby.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national.

“Hazardous Materials” means any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law and any other substance, material or waste (regardless of physical form or concentration) which is hazardous or toxic to living things or the environment, including without limitation hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., as amended (“CERCLA”) and regulations promulgated thereunder, but excluding any amounts of such pollutant, contaminant, substance, material or waste common in commercial office settings similar to those of the Company.

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“Indebtedness” means at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business); (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (g) any indebtedness secured by an Encumbrance on a Person’s assets; and (h) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (g) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” shall include, without duplication, any amounts included in Section 2.02(b)(ii).

“Indemnification Amount” shall have the meaning set forth in Section 7.03(e) herein.

“Indemnification Matter” shall have the meaning set forth in Section 7.03(e) herein.

“Indemnified Person” shall have the meaning set forth in Section 7.03(a) herein.

“Indemnifying Person” shall have the meaning set forth in Section 7.03(a) herein.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.05(c) herein.

“Intellectual Property Rights” shall have the meaning set forth in Section 5.08(a) herein.

“Knowledge” means: (i) with respect to any Seller, the actual knowledge of such Seller after reasonable inquiry; and (ii) with respect to the Company, the actual knowledge of each of the Sellers and Mark Stier after reasonable inquiry.

“Laws” shall have the meaning set forth in Section 5.09(a) herein.

“Lease” shall have the meaning set forth in Section 5.10(b) herein.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, contingent or not, whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due.

“LLC Interests” shall have the meaning set forth in Section 2.01(a) herein.

“Loss” shall have the meaning set forth in Section 7.01(a) herein.

“Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects is, or would be reasonably expected to be materially adverse to the business, financial condition, properties or results of operations of the Company; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any material adverse effect to the extent arising out of, attributable to, or resulting from: (a) actions or inactions taken by the Company in compliance with the terms of this Agreement; (b) changes in conditions generally affecting the industry in which the Company conducts its business (unless such changes affect the Company in a materially disproportionate manner compared to other companies in the Company’s industry); (c) changes in general economic, political or financial market conditions (unless such changes affect the Company in a materially disproportionate manner compared to other companies in the Company’s industry); and (d) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism.

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“Material Agreements” shall have the meaning set forth in Section 5.12(a) herein.

“Non-Tax Contract” means any Contract not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Organizational Documents” shall have the meaning set forth in Section 5.01(a) herein.

“Performance-based Consideration” shall have the meaning set forth in Section 2.02(c) herein.

“Permits” means any approval, consent, license, accreditation, certification, registration certificate, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Encumbrance” means: (a) Encumbrances imposed by any Governmental Authority for Taxes, assessments or charges not yet due and payable or that are being contested in good faith and by appropriate proceedings, but only to the extent that (i) adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP and (ii) such matters are identified in the Company Disclosure Schedules or reserved in the Financial Statements; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Encumbrances arising in the ordinary course of business which (i) are not overdue for a period of more than 30 days or (ii) are being contested in good faith and by appropriate proceedings, and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP or reserved in the Financial Statements; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon.

“Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Working Capital Adjustment” shall have the meaning set forth in Section 2.05(a) herein.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Post-Closing Tax Period” means: (i) the portion of a Straddle Period beginning on the day after the Closing Date; and (ii) any taxable period (or portion thereof) beginning after the Closing Date.

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“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Purchase Price” shall have the meaning set forth in Section 2.02(a) herein.

“Purchase Price Payments” shall have the meaning set forth in Section 2.02(b) herein.

“Released Claims” shall have the meaning set forth in Section 9.13 herein.

“Released Parties” shall have the meaning set forth in Section 9.13 herein.

“Releasors” shall have the meaning set forth in Section 9.13 herein.

“Representative” as to a specified Person means any officer, director, principal, employee, attorney, accountant, consultant, lender, or other representative of the Person specified.

“Seller Indemnified Person” shall have the meaning set forth in Section 7.02 herein.

“Seller Representative” shall have the meaning set forth in the Preamble of this Agreement.

“Sellers” shall have the meaning set forth in the Preamble of this Agreement.

“Sellers Disclosure Schedules” shall have the meaning set forth in Article IV herein.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Straddle Period Returns” shall have the meaning set forth in Section 8.05(c) herein.

“Subsidiary” means each corporation, partnership or other entity, fifty percent (50%) or more of the outstanding voting shares of which or other voting interests or equity interests in the case of a partnership or other entity are owned or controlled directly by the Company.

“Target Working Capital” means $1,700,000.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, environmental, severance, stamp, occupation, real or personal property, escheat, unclaimed property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any Taxing Authority (federal, state, local or foreign) and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than pursuant to any Non-Tax Contracts).

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Contest” shall have the meaning set forth in Section 8.05(f)(i) herein.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements filed or required to be filed in respect of any Taxes, including any additional or supporting material and any amendments thereof or supplements thereto.

“Third Party Claim” shall have the meaning set forth in Section 7.03(b) herein.

“Total Consideration” shall have the meaning set forth in Section 8.05(g) herein.

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“Trade Secrets” shall have the meaning set forth in Section 5.08(e) herein.

“Transaction Documents” means this Agreement, the Escrow Agreement, and each of the documents to be delivered at the Closing pursuant to the terms of this Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 8.03 herein. Notwithstanding the foregoing, “Transaction Expenses” shall include, without duplication, any amounts included in Sections 2.02(b)(iii), (iv) and (v). Transaction Expenses shall specifically exclude all of the cost of the audit of the Company being performed by KPMG LLP, which cost shall be paid exclusively by Buyer.

“Treasury Regulations” means the federal Tax regulations promulgated under the Code, and including corresponding provisions of succeeding regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act or any state equivalent thereof.

“Working Capital” means the current assets of the Company less the current liabilities of the Company (excluding any Indebtedness), each as determined in accordance with GAAP consistently applied, including cash and cash equivalents but excluding the Excluded Cash.

“Working Capital Shortfall” shall have the meaning set forth in Section 2.05(d)(ii) herein.

“Working Capital Surplus” shall have the meaning set forth in Section 2.05(d)(i) herein.

Article II
CONSIDERATION

Section 2.01. Sale of LLC Interests.

(a)          Upon the terms and conditions hereinafter set forth, the Sellers hereby agree to sell, assign, transfer and deliver to the Buyer at the Closing, and the Buyer hereby agrees to purchase and accept from the Sellers at the Closing, upon the terms and subject to the conditions set forth in this Agreement, 100% of the issued and outstanding membership interests in the Company (the “LLC Interests”). The LLC Interests shall be conveyed free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable federal and state securities laws).

(b)          At the Closing, the Sellers will execute and deliver to the Buyer assignments in agreed form of the LLC Interests.

Section 2.02. Purchase Price; Payments.

(a)          Purchase Price. The entire consideration for the purchase and sale of the LLC Interests pursuant to this Agreement shall be $56,000,000 (the “Purchase Price”), subject to increase or decrease pursuant to Section 2.05.

(b)          Purchase Price Payments. At the Closing, in reliance upon the representations, warranties and covenants set forth herein and in consideration of the Sellers’ sale, assignment, transfer and delivery of the LLC Interests to the Buyer, the Buyer shall pay the cash portion of the Purchase Price as follows (together and including the consideration contemplated by Section 2.02(c), if any, the “Purchase Price Payments”):

(i)          Five Million Four Hundred Thousand Dollars ($5,400,000) (the “Escrow Amount”) shall be paid by the Buyer to the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent, which amount will be held for the purpose of securing the indemnification obligations of the Sellers under Article VII and shall be invested and disbursed in accordance with the terms of the Escrow Agreement and this Agreement;

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(ii)         One Million Ninety-Nine Thousand Two Hundred Seventy Dollars and Twenty-Nine Cents ($1,099,270.29) shall be paid by the Buyer, on behalf of the Company, to Bank of America by wire transfer of immediately available funds to the accounts designated by the payee to pay in full the Company’s loans;

(iii)        One Million Four Hundred Thousand Dollars ($1,400,000.00) shall be paid by the Buyer, on behalf of the Company, to Capstone Partners LLC by wire transfer of immediately available funds to the account designated by the payee;

(iv)        Two Hundred Fifty Thousand Dollars ($250,000.00) shall be paid by the Buyer, on behalf of the Company, to Venable LLP by wire transfer of immediately available funds to the account designated by the payee;

(v)         Two Million Six Hundred Eighteen Thousand Four Hundred Twenty-Four Dollars and Fifty Cents ($2,618,424.50) shall be paid by the Buyer to an ADP Payroll Deposit Custodial Account for the benefit of the Company by wire transfer of immediately available funds to the account designated by the Company to fund at the Closing (A) a transaction bonus to Mark Stier in the gross amount of $2,581,000, net of required employee taxes and withholdings; (B) all required employer taxes related to the bonus payable to Mark Stier described in clause (A) above, which shall be properly and timely remitted by the Company to the appropriate Taxing Authorities; and (C) all required employee taxes and withholdings related to the bonus payable to Mark Stier described in clause (A) above, which shall be properly and timely remitted by the Company on Mark Stier’s behalf to the appropriate Taxing Authorities; and

(vi)        The Purchase Price, minus the Escrow Amount, minus the payoff of Indebtedness described in clause (ii) above, minus the Transaction Expenses described in clauses (iii), (iv) and (v) above, plus or minus the Pre-Closing Working Capital Adjustment, minus the Performance-based Consideration, shall be split equally and paid by the Buyer to each of the Sellers by wire transfer of immediately available funds to the banks and accounts designated by each of the Sellers.

(c)          Performance-Based Consideration. The Buyer shall issue to the Sellers common shares of the Buyer (“Buyer Stock”) subject to the Company achieving the applicable targets set forth below (such stock, the “Performance-based Consideration”), no later than ninety (90) days following the end of fiscal year 2015 of the Company, an aggregate amount of stock of the Buyer determined in accordance with the following provisions:

(i)          If the EBITDA of the Company for fiscal year 2015, as calculated in accordance with Schedule 2.02(c)(i), is equal to or greater than $6,000,000, then the Buyer, subject to the delivery and execution by the Sellers of documents customarily executed in connection with a stock issuance by the Buyer, shall issue an amount of common shares of the Company in an amount equal to (A) $2,000,000 divided by (B) the closing price of Buyer Stock on the NASDAQ Stock Market on the business day immediately prior to the date of issuance, to be split equally by the Sellers; provided, that no fractional shares of Buyer Stock shall be issued.

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(ii)         For U.S. federal income tax purposes, any stock issuances made pursuant to this Section 2.02(c) shall be treated hereto as an adjustment to the Purchase Price to the extent permitted under applicable Law.

Section 2.03. Transfer Taxes.

Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, stamp, registration and all other Taxes, fees and duties, if any, incurred in connection with the sale and transfer of the LLC Interests will be split equally by the Buyer, on the one hand, and the Sellers, on the other hand. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

Section 2.04. Tax Withholding.

The Buyer shall be entitled to deduct or withhold or cause to be deducted or withheld from the consideration otherwise payable to, or on behalf of, each of the Sellers pursuant to this Agreement at Closing such Taxes, if any, required to be deducted or withheld in accordance with applicable Laws, which deducted or withheld Taxes shall be remitted to the appropriate Governmental Authorities in accordance with applicable Laws.

Section 2.05. Working Capital Adjustment.

(a)          At least three (3) Business Days prior to the Closing, the Seller Representative shall deliver to the Buyer a statement setting forth an estimate of Working Capital as of the Closing (“Estimated Closing Date Working Capital”) and reflecting all components (and the amounts thereof) necessary to compute such amounts. The Purchase Price shall be increased, on a dollar for dollar basis, to the extent that the Estimated Closing Date Working Capital exceeds the Target Working Capital. The Purchase Price shall be decreased, on a dollar for dollar basis, to the extent that the Target Working Capital exceeds the Estimated Closing Date Working Capital. The amount of such adjustment pursuant to this Section 2.05(a) is referred to herein as the (“Pre-Closing Working Capital Adjustment”).

(b)          As soon as practicable (and in any event within 90 days following the Closing Date), the Buyer shall prepare and deliver to the Seller Representative a “Closing Statement” consisting of: (i) an unaudited balance sheet of the Company as of the time of business on the Closing Date set forth in Section 3.01 (the “Closing Balance Sheet”); and (ii) the Working Capital based on the Closing Balance Sheet (the “Closing Working Capital”), together with all work papers and all supporting calculations relating thereto.

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(c)          The Closing Balance Sheet, together with the Closing Working Capital, as set forth in the Closing Statement, shall be prepared in accordance with GAAP and shall be final, binding and conclusive on the parties hereto unless the Seller Representative provides written notice of any objections thereto to the Buyer within 30 days after the Seller Representative’s receipt of the Closing Statement.  The objection notice must set forth the amounts in dispute and the basis for such dispute and the Seller Representative’s calculation of the disputed portion of the Closing Statement (a “Closing Statement Objection Notice”).  If the Buyer and the Seller Representative reconcile all of the disputes set forth in the Closing Statement Objection Notice, the Closing Working Capital shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Buyer and the Seller Representative are unable to resolve any dispute set forth in the Closing Statement Objection Notice within 30 days after the Buyer’s receipt of such notice of dispute, then the Buyer and the Seller Representative will have 15 days to engage BDO Seidman (the “Independent Accounting Firm”) to render a binding opinion resolving the issues in dispute, acting as an arbitrator. The Buyer and the Seller Representative will use their best efforts to cause the Independent Accounting Firm to render and give its opinion no later than 30 days from appointment of the Independent Accounting Firm. In connection with the resolution of any dispute, the Independent Accounting Firm shall be given access to all documents, records, work papers, facilities and personnel of the Sellers, the Company and the Buyer as it requests and as is reasonably necessary to perform its function as arbitrator. Absent manifest error, the resolution by the Independent Accounting Firm shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. Any expense of the Independent Accounting Firm will be paid one-half by the Buyer and one-half by the Sellers. The Closing Balance Sheet and the Closing Working Capital, as each may be revised to reflect the resolution of any and all disputes by the parties hereto or the determination by the Independent Accounting Firm, shall be deemed the final “Closing Balance Sheet” and the final “Closing Working Capital,” respectively.

(d)          Upon final determination of the Closing Balance Sheet and the Closing Working Capital, respectively, pursuant to Section 2.05(c):

(i)          the Purchase Price shall be increased, on a dollar for dollar basis, to the extent that the Closing Working Capital exceeds the Estimated Closing Date Working Capital and the amount of such increase shall be referred to herein as the “Working Capital Surplus”; or

(ii)         the Purchase Price shall be decreased, on a dollar for dollar basis, to the extent that the Estimated Closing Date Working Capital exceeds the Closing Working Capital and the amount of such decrease shall be referred to herein as the “Working Capital Shortfall”.

(e)          The Working Capital Surplus, if any, shall be split equally and paid by the Buyer to each of the Sellers within five (5) Business Days after the Closing Working Capital becomes final and binding on the parties hereto pursuant to Section 2.05(c), by wire transfer of immediately available funds to the banks and accounts designated by each of the Sellers.

(f)          The Working Capital Shortfall shall not be subject to the Basket and shall be due and payable by the Sellers to the Buyer on a first dollar basis. The Sellers shall cause a payment(s) to be made to the Buyer in an amount equal to the Working Capital Shortfall, by wire transfer or delivery of other immediately available funds, to an account designated by the Buyer, within five (5) Business Days after the Closing Working Capital becomes final and binding on the parties hereto pursuant to Section 2.05(c).

(g)          Appendix 2.02(c)(i) sets forth the Micro Lab equipment, supplies and set-up costs for which the Sellers have agreed to be responsible for funding. The Sellers intend to retain in the Company bank account a sufficient amount of cash to pay any remaining costs set forth on Appendix 2.02(c)(i) which remain unpaid as of the Closing. The Sellers and the Buyer hereby acknowledge and agree that: (i) the cash retained in the Company bank account as of Closing to pay any costs set forth on Appendix 2.02(c)(i) which remain unpaid as of the Closing shall not be included as a current asset of the Company in the determination of Closing Working Capital (the “Excluded Cash”); and (ii) the commitment to purchase the Micro Lab equipment and supplies and the set-up costs related thereto as set forth on Appendix 2.02(c)(i) which remain unpaid as of the Closing will not be included as a current liability of the Company in the determination of Closing Working Capital up to an amount equal to the Excluded Cash. For the avoidance of doubt, to the extent that the Excluded Cash is less than the full amount required to pay any remaining costs set forth on Appendix 2.02(c)(i) which remain unpaid as of the Closing, the amount of such deficiency shall be included as a current liability of the Company in the determination of Closing Working Capital.

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Article III
CLOSING

Section 3.01. Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at such location as the Buyer and the Seller Representative agree, commencing at 10:00 a.m. local time. The date and time of the Closing are herein referred to as the “Closing Date,” and the Closing shall be deemed effective at 11:59 p.m. (Eastern Standard Time) on the Closing Date.

Section 3.02. Closing Deliveries.

(a)          At the Closing, the Seller Representative shall deliver, or cause to be delivered, to the Buyer, each of the following:

(i)          An assignment of limited liability company interests evidencing the assignment by the Sellers of the LLC Interests in agreed form;

(ii)         the third party consents and approvals specified on Schedule 3.02(a)(ii);

(iii)        the certificate described in Treasury Regulation Section 1.1445-2(b)(1) from each Seller and in a form reasonably acceptable to Buyer;

(iv)        a resignation by each of the Sellers as managers of the Company to be effective as of the Closing;

(v)         all book and records relating to the organization, ownership and maintenance of the Company in possession or control of the Sellers, if not already located on the premises of the Company;

(vi)        a payoff letter from Bank of America, which completely releases and discharges (A) the Company from all Encumbrances relating to the Company’s assets arising from indebtedness incurred with such lender and (B) the Sellers from the personal guarantees they provided on behalf of the Company in favor of such lender;

(vii)       a payoff letter from De Lage Landen Financial Services, Inc., which completely releases and discharges the Company from all Encumbrances relating to the Company’s assets arising from indebtedness incurred with such lender;

(viii)      the Escrow Agreement duly executed by the Seller Representative, which shall be in full force and effect as of the Closing;

(ix)         a certificate, signed by an officer of the Company, certifying the truth and correctness of attached copies of the Company’s organizational documents (including amendments thereto);

(x)          certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of New Jersey and all other jurisdictions in which the Company is qualified to conduct business, showing that the Company is validly existing or qualified to do business in such jurisdiction;

(xi)         evidence reasonably satisfactory to the Buyer that the Company terminated, effective as of no later than the day immediately preceding the Closing Date pursuant to resolutions of the board of directors of the Company, any and all group severance, separation or salary continuation plans, programs or arrangements;

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(xii)        an Employment Agreement entered into between the Buyer (or its Affiliates) and Mark Stier;

(xiii)       evidence of the purchase of an employer practices liability tail policy by the Company in agreed form between the Buyer and Sellers, the cost of which shall be borne solely by the Sellers; and

(xiv)      such other documents and instruments as may be reasonably required by the Buyer to consummate the transactions contemplated hereby.

(b)          At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller Representative each of the following:

(i)          the Purchase Price Payments to the Sellers and the other payees in the amounts set forth in Section 2.02(b) above;

(ii)         a certificate, dated as of a date no earlier than 5 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Delaware, showing that the Buyer is in good standing and authorized to do business in such jurisdiction;

(iii)        the third party consents and approvals specified on Schedule 3.02(b)(iii);

(iv)        the Escrow Agreement duly executed by the Buyer;

(v)         a certificate, signed by an officer of the Buyer, certifying the truth and correctness of attached copies of (A) the Buyer’s organizational documents (including amendments thereto) and (B) resolutions of the Board of Directors of the Buyer, authorizing the execution, delivery and performance of this Agreement by the Buyer and the transactions contemplated hereby; and

(vi)        such other documents and instruments as may be reasonably required by the Sellers to consummate the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer that, except as expressly disclosed on a schedule corresponding with the appropriate Section numbers below (collectively, the “Sellers Disclosure Schedules”), the following statements contained in this Article IV are true and correct as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, such representations and warranties are true and correct as of such earlier date):

Section 4.01. Execution and Effect of Agreement.

Each Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to perform his obligations under each of the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated by the Transaction Documents to which such Seller is a party. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated by the Transaction Documents to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller and no other proceeding, approval or authorization on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which such Seller is a party or the transactions contemplated by the Transaction Documents to which such Seller is a party. This Agreement and each of the other Transaction Documents to which each Seller is a party have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

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Section 4.02. No Violation.

Neither the execution or delivery by either Seller of this Agreement or any other Transaction Document to which such Seller is a party, nor the consummation of the transactions contemplated by the Transaction Documents to which such Seller is a party, subject to the receipt of the consents, approvals, permits and authorizations, and the making of the declarations and filings listed on Schedule 4.02, does or will: (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which such Seller is a party or by which or to which he is bound or subject; (b) require notice to, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any Contract to which such Seller is a party, or constitute a default thereunder; or (c) result in the creation of any Encumbrance upon any of such Seller’s assets (except Encumbrances that individually and in the aggregate are not material).

Section 4.03. Title; Agreements.

Except as set forth on Schedule 4.03, each Seller holds of record and beneficially 50% of the LLC Interests, free and clear of any and all Encumbrances or other restrictions on transfer (other than restrictions on transfer imposed by applicable federal and state securities laws). Except as set forth on Schedule 4.03, neither Seller is a party to any voting trust, proxy or other agreement or understanding with respect to any equity interest of the Company.

Section 4.04. Litigation; Consents.

Except as set forth on Schedule 4.04: (i) there are no Proceedings (including any arbitration proceedings), orders, or claims pending or, to either Seller’s Knowledge, threatened against such Seller with respect to the execution, delivery or performance of this Agreement or the transactions contemplated hereby or the LLC Interests owned by such Seller; (ii) there are no investigations, inquiries or other Proceedings involving either Seller pending or to such Seller’s Knowledge, threatened; and (iii) there are no Proceedings (including any arbitration proceedings), orders, or claims pending or threatened by either Seller against any third party, at law or in equity, or before or by any Governmental Authority relating to the Company or the LLC Interests (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any Transaction Document).

Section 4.05. No Other Representations.

The Sellers make no representations or warranties regarding the Company or any other matter, except to the extent expressly made in this Article IV or in Article V.

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Article V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers hereby jointly and severally represent and warrant to the Buyer that, except as otherwise expressly disclosed on a schedule corresponding with the appropriate Section numbers (collectively, the “Company Disclosure Schedules”), the following statements contained in this Article V are true and correct as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, such representations and warranties are true and correct as of such earlier date):

Section 5.01. Organization and Good Standing.

(a)          The Company is a limited liability company duly organized and validly existing under the laws of the State of New Jersey and the Company has full power and authority to carry on its business in the places and in the manner as now conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified in all jurisdictions in which the conduct of its business or activities or its ownership of assets requires qualification under applicable Laws, except whereby the failure to be so qualified would not have a Material Adverse Effect. True, complete and correct copies of the Certificate of Formation of the Company and the Operating Agreement of the Company, each as amended to date, of the Company (the “Organizational Documents”) have been made available to the Buyer and are in full force and effect.

(b)          The Company has no Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

Section 5.02. Capitalization.

(a)          Each of the Sellers owns 50% of the LLC Interests. The LLC Interests comprise the entire capitalization of the Company on a fully diluted basis. For purposes of this Agreement, “fully diluted basis” shall mean, at the time of determination, the LLC Interests and any warrants, options, rights to subscribe for or to purchase, or other securities convertible into, or exercisable or exchangeable for Equity Securities, assuming, without duplication, the conversion, exchange or exercise of all outstanding warrants, options, rights to subscribe for or to purchase, or other securities convertible into, or exercisable or exchangeable for Equity Securities, that are not already issued and that are then currently convertible, exchangeable or exercisable. The Sellers are the record owners of all of the LLC Interests. Other than the LLC Interests and as set forth in the A&R Operating Agreement, there are no outstanding options (whether under an option plan or otherwise), rights (preemptive or otherwise), warrants, calls, convertible securities, commitments or any other arrangements to which the Company is a party requiring or restricting the issuance, sale or transfer by the Company of any Equity Securities of or in the Company or any securities convertible directly or indirectly into Equity Securities of or in the Company or evidencing the right to subscribe for any Equity Securities, or giving any Person any rights with respect to the Equity Securities of or in the Company. Except as set forth in the A&R Operating Agreement, there are no voting agreements, voting trusts, equity appreciation rights, phantom equity plans or other agreements (including cumulative voting rights), commitments or understandings to which the Company is a party with respect to the Equity Securities of the Company. Other than as set forth in the A&R Operating Agreement, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities. All of the LLC Interests have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any statutory or contractual preemptive rights or similar restrictions.

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(b)          Other than as set forth in the A&R Operating Agreement, there are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of the LLC Interests hereunder arising under any written or verbal agreement to which the Company is a party or to which the Sellers are parties.

(c)          Neither the Company, nor any Affiliate, Representative, member or agent of the Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

Section 5.03. Financial Statements.

True and correct copies of the Financial Statements have been made available to the Buyer and are set forth on Schedule 5.03. The Financial Statements (including the footnotes thereto for all compiled and reviewed financial statements) were prepared in accordance with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and have been applied on a consistent basis, and present fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Company as of the dates and for the periods indicated. Except as set forth on Schedule 5.03, no material modifications would need to be made to the Financial Statements in order for them to be in conformity with GAAP, except that any internally prepared financial statements do not include statements of members’ capital or cash flows and do not include any footnotes or customary year-end adjustments.

Section 5.04. Indebtedness.

Schedule 5.04 sets forth the outstanding Indebtedness of the Company. Except for such Indebtedness, the Company does not have any obligation in respect of indebtedness for borrowed money, whether as primary obligor, guarantor or otherwise

Section 5.05. No Undisclosed Liabilities.

The Company has no liability that would be required under GAAP to be reserved against or reflected in a balance sheet other than: (i) Liabilities set forth or reserved against and disclosed on the Balance Sheet; (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) Liabilities incurred in connection with this Agreement or any of the other Transaction Documents and the transactions contemplated hereby or thereby; or (iv) as set forth on Schedule 5.05 of the Company Disclosure Schedules.

Section 5.06. No Change in the Business.

Except as set forth on Schedule 5.06, since the Balance Sheet Date, there has been no change in the business, financial condition, properties or results of operations of the Company that has had or could be reasonably expected to have a Material Adverse Effect.

Section 5.07. Taxes.

(a)          The Company has timely (subject to any timely extensions permitted by law) filed all Tax Returns required to have been filed by it, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid all Taxes shown to be payable by the Company on such Tax Returns or otherwise due. The Company has made available to the Buyer true, complete and correct copies of the Company’s Tax Returns for the calendar years ending December 31, 2013 and December 31, 2014, each of which was timely filed by the Company (after receipt of appropriate extensions, if any).

(b)          The Company has provided adequate accruals (without taking into account any reserves for deferred Taxes) in the Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Other than Taxes incurred in the ordinary course of business, the Company has no liability for unpaid Taxes accruing after the Balance Sheet Date.

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(c)          No Pre-Closing Tax Period is currently being reviewed or audited by any relevant Taxing Authority. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Company. There is no action, suit or Taxing Authority proceeding or audit now in progress, pending or, to the Company’s Knowledge, threatened against or with respect to the Company. The Company has never been included in an affiliated group (as defined in Section 1504 of the Code or any comparable provision of state, local or foreign Tax Laws) and is not liable for any amount of Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or indemnity (other than pursuant to any Non-Tax Contracts) or (iv) in any other way.

(d)          No notice of audit has been received from any Taxing Authority by the Company. The Company has not agreed to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period that has continuing effect. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 5.07, no written claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation or filing requirements by or in that jurisdiction.

(e)          The Company has withheld or otherwise collected all Taxes or other amounts it was required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income Tax withholding, foreign withholding Taxes, social security, unemployment compensation, sales or use Taxes, workmen’s compensation or other similar Taxes, and all such amounts have been timely remitted to the proper authorities.

(f)          None of the assets of the Company is subject to any Encumbrance for Taxes, other than clause (a) of the definition of Permitted Encumbrances.

(g)          The Company is not a party to or bound by any Tax indemnity, Tax sharing or other agreement, under which the Company could become liable as a result of the imposition of a Tax upon any other Person or the assessment or collection of such a Tax.

(h)          The Company has not agreed to make, and is not required to make, any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income Tax law) by reason of a change in accounting methods or otherwise.

(i)          The Company is not the successor by merger or consolidation to any other entity.

(j)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending at or prior to the Closing Date or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed at or prior to the Closing Date, (iii) any installment sale or open transaction disposition made at or prior to the Closing Date, (iv) any prepaid amounts received at or prior to the Closing Date or (v) any election made under Section 108(i) of the Code.

(k)          The Company has not engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulation 1.6011-4(b)(2).

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(l)          The Company (including for purposes of this Section 5.07(l), any predecessor entity, if any, that later converted into the Company) is, and has at all times during its existence been, taxed as a partnership for U.S. federal, state and local income Tax purposes, and no election to change the U.S. federal income Tax treatment of the Company to a classification other than a partnership, or to cause the Company to be excluded from all or any portion of the provisions of Subchapter K of the Code, under Section 761 of the Code, under the “check-the-box” regulations of Treasury Regulations Sections 301.7701-1, 301.7701-2 or 301.7701-3 or otherwise, has been filed or will be filed prior to the Closing Date with any Taxing Authority. The Company has not at any time during its existence been a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(m)           There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax.

(n)           Except as set forth on Schedule 5.07, no withholding or deduction of any Taxes will be required with respect to payments made on or before the Closing Date and contemplated by this Agreement as a result of or arising out of any compensatory event in connection with the transactions contemplated hereby, whether by reason of the vesting of restricted equity interests, any capital shifts or otherwise.

(o)          The Company has made all Tax and other distributions which were required to be made by such entity’s organizational documents or otherwise.

Section 5.08. Intellectual Property.

(a)           Schedule 5.08 sets forth a true, correct and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Company, or used in or necessary for the conduct of the Company Business as currently conducted, as well as any agreement under which the Company has access to any third-party trade secret, confidential or proprietary information used by the Company (the “Intellectual Property Rights”). The Company owns or has a right to use, free and clear of all Liens, (in each case, except to the extent such Intellectual Property Rights may be licensed from third parties) other than Permitted Liens, the Intellectual Property Rights. The Company owns or possesses sufficient legal rights to all the Intellectual Property Rights, and in each case such rights are all of the legal rights necessary to conduct the Company Business as now conducted without, to the Company’s Knowledge, any conflict with or infringement or misappropriation of the rights of others. Except as set forth on Schedule 5.08, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights or any intellectual or proprietary rights of any other Person.

(b)          No allegations have been made that the Company has violated or, by conducting the Company Business as currently conducted, would violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary rights of any other Person.

(c)          To the Company's Knowledge, none of the employees of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Company or that would conflict with the Company Business as currently conducted. Neither the execution nor delivery of this Agreement, the Transaction Documents or any other related agreements, nor the carrying on of the Company Business by the Company’s employees, nor the conduct of the Company Business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee of the Company is now obligated. It is not or will not be necessary to utilize any inventions, trade secrets or proprietary information of any of the employees working in the Company Business made prior to their employment with the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

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(d)          No claims have been asserted against the Company by any Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights. To the Company’s Knowledge, there has been no infringement or misappropriation by any Person with respect to any of the Intellectual Property Rights.

(e)          Notwithstanding the foregoing, Trade Secrets (as defined below) used in or necessary for the Company Business are the unencumbered property of the Company except as set forth on Schedule 5.08. No claim has been asserted by any Person with respect to, or challenging or questioning, the ownership, validity of or right to use the Trade Secrets, nor to the Company’s Knowledge, is there a valid basis for any such claim. “Trade Secrets” means trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and vendor lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

Section 5.09. Permits; Compliance with Law.

(a)          The Company is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations of any Governmental Authority regarding the operation of the Company Business (“Laws”). The Company has not received any written notices from any Governmental Authority that it is in violation or breach of any Laws, which violation or breach has not been cured to the satisfaction any such Governmental Authority.

(b)          The Company holds all Permits necessary to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and for the conduct of its business as currently conducted. Schedule 5.09(b) provides a true, complete and correct list of all Permits. The Permits listed on Schedule 5.09(b) are valid and in full force and effect, and the Company has not received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits. The Company has conducted and is conducting the Company Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Permits listed on Schedule 5.09(b). The transactions contemplated by this Agreement and the other Transaction Documents will not result in a default under, or a breach or violation of, any of the Permits listed on Schedule 5.09(b).

Section 5.10. Real Property; Leases of Real Property.

(a)          The Company does not own any real property.

(b)          Schedule 5.10(b) contains a true, complete and correct list of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company is a party (each, a “Lease”). All of the Leases are in full force and effect, and the Company is not in default, and has not received written notice of any such default still outstanding on the date hereof under any such Lease. To the Company’s Knowledge, on the date hereof, there exists no uncured default under any Lease by any third party. True, complete and correct copies of each Lease have been made available to the Buyer. Except as described on Schedule 5.10(b), no consent is required of any landlord or any other party to any Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Lease will continue to entitle the Company to the use and possession of the real property specified in such Leases for the purposes for which such real property is now being used by the Company. Except as set forth on Schedule 5.10(b), the Company has not agreed, nor is it otherwise committed, to lease any real property except for the real property described in the Leases.

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(c)          There are no recorded, or to the Company’s Knowledge, unrecorded, deed restrictions, leases, subleases or rights of occupancy or Encumbrances that encumber any of the real property subject to the Leases, or any part thereof, or any of the Leases. The Company has not entered into any subleases or provided to any Person any rights of occupancy regarding any of the real property subject to the Leases.

(d)          The real property demised under the Leases is: (i) adequate and sufficient for the current operation of the Company Business; and (ii) adequately serviced by all services and utilities necessary for the current operation of the Company Business.

Section 5.11. Insurance.

Schedule 5.11 contains a true, complete and correct list of all policies of insurance of any kind or nature now covering the Company or any of its managers or officers, and each such policy is in full force and effect. True, complete and correct copies of each such policy has been made available to the Buyer. No written notice of cancellation or non-renewal has been received by the Company with respect to any of its insurance policies, and, to the Company’s Knowledge, no cancellation or non-renewal of any such policy has been threatened. The Company is not in default with respect to its obligations under any insurance policy maintained by it and has not been denied insurance coverage. No such policy is subject to any retroactive rate or audit adjustments or coinsurance arrangements. To the Company’s Knowledge, such insurance coverage will be available upon expiration of the current policy therefor at premiums substantially equivalent to those currently being paid by the Company (subject to increases in premiums normal to the industry or for businesses similarly situated to the Company Business).

Section 5.12. Material Agreements.

(a)          Schedule 5.12(a) lists the following written or oral Contracts that are currently binding and enforceable on the Company (collectively, the “Material Agreements”):

(i)          any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, or severance agreements, programs, policies or arrangements, in each case whether formal or informal;

(ii)         any management agreement or other Contract for the employment of any officer, individual, employee or other Person on a full time, part time, consulting or other basis or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(iii)        any Contract under which the Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds, other than advances to officers and employees for travel and other business expenses made in accordance with the Company’s standard practices;

(iv)        any Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing of an Encumbrance (other than Permitted Encumbrances) on any material asset or material group of assets of the Company or any letter of credit arrangements;

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(v)         a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(vi)        any guaranty by the Company of any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business);

(vii)       any Lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000;

(viii)      any lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(ix)         any nondisclosure or confidentiality agreements;

(x)          any Contract or group of related Contracts with the same party or group of affiliated parties for the provision of services under which the services are anticipated to exceed $50,000 on an annual basis;

(xi)         any assignment, license, royalty, indemnification or other agreement with respect to any Intellectual Property Rights;

(xii)        a Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(xiii)       any power of attorney or other similar agreement or grant of agency;

(xiv)      any open or unfilled purchase order existing as of the Closing Date exceeding $25,000 on an annual basis for which the Company is obligated to pay any vendor or supplier;

(xv)       any Contract for any material joint venture, partnership or similar arrangement;

(xvi)      any Contract prohibiting the Company from freely engaging in any business or competing anywhere in the world, requiring the Company to grant “most favored nation” pricing or terms, restrictive of the ability of the Company to hire any persons or containing any covenant or other provision that in any way materially limits the ability of the Company to conduct its business as presently being conducted;

(xvii)     any warranty agreement with respect to services provided by the Company, or indemnity agreement with any supplier under which the Company is obligated to indemnify such supplier against product liability claims (except for supplier agreements containing standard and customary indemnity provisions in favor of the supplier);

(xviii)    any Contract containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a Change in Control of the Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a Change in Control of the Company;

(xix)       a Contract with any Seller or any of their Affiliates (other than the Company);

(xx)        any Contract which is material to the Company’s operations or business or involves annual consideration in excess of $50,000 and which is not cancellable by the Company within 30 days without a termination fee or penalty, whether or not in the ordinary course of business; or

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(xxi)       any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or to assume or agree to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s Contracts with clients entered into in the ordinary course and any other Contract disclosed on any of the Company’s Disclosure Schedules).

For purposes of this Section 5.12, the term “Contract” shall not include Contracts that have expired, been terminated or under which all obligations of the parties to such Contracts have been fulfilled.

(b)          All of the Material Agreements are valid, binding and enforceable against the Company and, to the Company’s Knowledge, against each of the other parties thereto, subject to the Bankruptcy and Equity Exceptions and, immediately after the consummation of the transactions contemplated hereby, subject to the receipt of the notices, consents, approvals, permits, authorizations, declarations and filings listed on Schedule 5.14(b), will be in full force and effect without penalty in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. The Company has performed in all material respects all obligations required to be performed by it under the Material Agreements and is not in default under or in breach of in any material respect, nor in receipt of any claim of default or breach under in any material respect, any Material Agreement. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any Material Agreement. To the Company’s Knowledge, there is no breach in any material respect by the other parties to any Material Agreement.

(c)          The Sellers have made available a true and correct copy of each Material Agreement and an accurate written description of each of the oral Material Agreements, in each case that are listed or referenced on Schedule 5.12(a), together with all material amendments, waivers or other changes thereto.

Section 5.13. Title to Assets.

(a)          The Company has good and marketable title to, or right to use, all of its assets, tangible and intangible, shown as owned on the Balance Sheet as of the Balance Sheet Date or acquired thereafter (except for assets disposed of in the ordinary course of business since the Balance Sheet Date or as set forth on Schedule 5.13(a)), free and clear of any Encumbrances (other than Permitted Encumbrances). The assets owned, leased or licensed by the Company constitute all of the property and assets, tangible and intangible, real or personal, necessary to or currently used in, the conduct and operation of the Company’s business.

(b)          Schedule 5.13(b) lists: (i) each item of tangible personal property with a fair market value of $1,000 or more. True, complete and correct copies of each lease with respect to any item identified on Schedule 5.13(b) have been made available to the Buyer. Except as set forth on Schedule 5.13(b): (A) all such personal property is either owned by the Company or leased by the Company pursuant to a lease set forth on Schedule 5.13(b); (B) each of the items of personal property listed on Schedule 5.13(b) is in good working order and condition, ordinary wear and tear excepted; and (C) all leases and agreements noted on Schedule 5.13(b) are in full force and effect and constitute valid and binding agreements of each other party thereto, subject to the Bankruptcy and Equity Exceptions.

Section 5.14. Litigation; Consents.

(a)          Except as set forth on Schedule 5.14(a): (i) there are no Proceedings (including any arbitration proceedings), orders, or claims pending or, to the Company’s Knowledge, threatened against or affecting the Company or any assets of the Company or with respect to any service provided by the Company; (ii) there are no investigations, inquiries or other Proceedings involving the Company pending or to the Company’s Knowledge, threatened; and (iii) there are no Proceedings (including any arbitration proceedings), orders, or claims pending or threatened by the Company against any third party, at law or in equity, or before or by any Governmental Authority (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any Transaction Document). The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any investigations or inquiries by any Governmental Authority. The Company is not subject to any judgment, order or decree of any court or other Governmental Authority and the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that the Company is exposed, from a legal standpoint, to any liability which would reasonably be expected to result in a Material Adverse Effect.

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(b)          No notice to, consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party to be obtained or made by the Company is required in connection with: (i) the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for those listed on Schedule 5.14(b), or (ii) a Change in Control of the Company, except for those listed on Schedule 5.14(b).

Section 5.15. Environmental Matters.

(a) The Company is now and has at all times been in compliance in all material respects with applicable Environmental Laws; (b) the Company is not subject to any pending, or to the Company’s Knowledge, threatened Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at any site; (c) the Company has not received any written notice that it is potentially responsible for any environmental condition at any site or potentially liable for any claim arising under Environmental Laws; (d) the Company has not received a request for information under CERCLA or any state or local counterpart; (e) the Company has not disposed of or released Hazardous Materials nor are there underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any real property now or heretofore owned or leased by the Company; (f) the Company has not disposed of or released any Hazardous Materials in or at any other real property; (g) the Company has all permits and approvals required by Environmental Laws to conduct its business and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such permit or approvals; (h) the Company has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Company agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (i) to the Company’s Knowledge, no other Person has released Hazardous Materials at any property now or formerly owned or leased by the Company; and (j) the Company has made available to the Buyer copies of any environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation in the Company’s possession or control, if any, each of which is listed on Schedule 5.15, and has disclosed to the Buyer its waste practices, if any, and its practices regarding the transportation or use, if any, of Hazardous Materials.

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Section 5.16. Compensation; Employment Agreements.

Schedule 5.16 sets forth a true, complete and correct list of all managers, officers, salaried employees, hourly employees by category, independent contractors and consultants of or to the Company setting forth and summarizing the current annual rate of compensation of each of such Persons (separately identifying any non-discretionary bonus arrangement, compensation or deferred compensation arrangement with any such Person) and each Person’s classification. The Sellers have made available to the Buyer true, complete and correct copies of all employment or service agreements and bonus or other compensation plans to which the Company is a party, except for those Contracts that have expired or terminated and under which the parties thereto have fulfilled all of their respective obligations and have no further rights or obligations thereunder. Except as set forth on Schedule 5.16, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any manager, officer, employee, independent contractor or consultant of the Company, other than in the ordinary course of business. Except as set forth on Schedule 5.16, the Company does not have any obligation to make severance, bonus or other payments to any Person, whether as a result of the transactions contemplated hereby or otherwise. No officer or employee has given notice that he or she will, and to the Company’s Knowledge, no officer or employee intends to terminate his or her employment or services with or to the Company. The Company has paid in full all payments due and payable, in accordance with the Company’s normal payroll practices and applicable plans, to any employees for any pre-Closing wages, salaries, bonuses, holiday or vacation leave, pension, severance pay, pay in lieu of notice, employee benefits, or other similar compensation.

Section 5.17. Collective Bargaining Agreements and Labor.

(a)          The Company is not a party, nor has the Company been a party for the last three years, to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Company’s employees.  To the Company’s Knowledge, no union organizational campaign is in progress and no question concerning representation exists. There are no pending strikes, work stoppages, slowdowns, lockouts, material arbitrations or other labor disputes pending, or to the Company’s Knowledge threatened, against the Company.

(b)          The Company is in compliance in all material respects with all Laws, regulations and orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, immigration, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax obligation.

(c)          The Company has classified all individuals who perform services for it correctly under each Company Employee Benefit Plan, ERISA, the Code and other applicable Laws as common law employees, independent contractors or leased employees, as the case may be, and there is no Proceeding pending, or to the Company’s Knowledge threatened, that challenges such classification.

Section 5.18. Employee Benefit Plans; ERISA.

(a)          Schedule 5.18(a) contains a complete and correct list of all Company Employee Benefit Plans. Schedule 5.18(a) identifies all Company Employee Benefit Plans that are Company Welfare Plans and provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Code if paid 100% by the participant or beneficiary. No Company Employee Benefit Plan is a plan subject to Title IV of ERISA. None of the Company or its ERISA Affiliates has or had after September 25, 1980, an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(b)          Except as set forth on Schedule 5.18(b):

(i)          true, complete and correct copies of the following documents, to the extent applicable, with respect to each of the Company Employee Benefit Plans, have been made available to the Buyer: (A) all currently effective plan documents, including trust agreements, insurance policies and service agreements, and amendments thereto; (B) the two most recently filed Form 5500s and any financial statements attached thereto; (C) the current Internal Revenue Service opinion, advisory or determination letter; (D) the current summary plan description; (E) nondiscrimination, top heavy and maximum contribution testing results for the past two plan years; and (F) written descriptions of all non-written agreements relating to any such plan;

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(ii)         each Company Employee Benefit Plan conforms in all material respects with all applicable provisions of ERISA, the Code and any other applicable Laws (including the rules and regulations thereunder);

(iii)        each Company Employee Benefit Plan intended to qualify under Section 401 of the Code meets, in all material respects, such tax qualification requirements in form, and, to the Company’s Knowledge or the Knowledge of any ERISA Affiliate, nothing has occurred with respect to the operation of such plans which reasonably could be expected to cause the loss of such qualification or the imposition of any lien, penalty or tax under ERISA or the Code, and neither the Company nor its ERISA Affiliates have received any notice of audit, investigation, penalty, liability for non-payment of Tax or other noncompliance concerning a Company Employee Benefit Plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation;

(iv)        there are no pending, or to the Company’s Knowledge or the Knowledge of any ERISA Affiliate, threatened, Proceedings asserted or instituted by or against any Company Employee Benefit Plan, the assets of any of the trusts under such plan or by or against the plan sponsor, plan administrator, or any fiduciary thereof (other than routine benefit claims);

(v)         except as set forth on Schedule 5.18(b), each Company Employee Benefit Plan has been maintained in all material respects in accordance with its plan documents and with all applicable provisions of the Code and ERISA (including the rules and regulations thereunder) and other applicable Law, and neither the Company, nor any ERISA Affiliate, any other “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans has engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA; and

(vi)        no Company Employee Benefit Plan contains any provision that would prohibit the transactions contemplated by this Agreement or which would give rise to any accelerated vesting, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(c)          The Company has not prepaid or prefunded any Company Welfare Plan through a trust, reserve, premium stabilization or similar account, other than pursuant to an insurance contract which does not include a “fund” as defined in Sections 419(e)(3) and (4) of the Code; neither the Company nor any ERISA Affiliate has ever established or maintained a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code, whose members include or included current or former employees of the Company or an ERISA Affiliate.

(d)          Any Company Employee Benefit Plan that is subject to Section 409A of the Code complies with the requirements of Section 409A of the Code (and the regulations thereunder) in all material respects.

(e)          The Company does not have any liability for Tax under Sections 4980H(a) or (b) of the Code with respect to any Company Employee Benefit Plan.

Section 5.19. Business Conduct.

Except as set forth on Schedule 5.19, or as otherwise contemplated by this Agreement or any other Transaction Document, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past custom and practice. Except as forth on Schedule 5.19, or as otherwise contemplated by this Agreement or any other Transaction Document, since the Balance Sheet Date there has not been any:

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(a)           change in the Company’s operations, condition (financial or otherwise), operating results, assets or liabilities that has had or could reasonably be expected to have a Material Adverse Effect;

(b)          loan or advance by the Company to any Person other than for services provided to customers of the Company Business on credit in the ordinary course of business consistent with past custom and practices;

(c)           declaration, setting aside, or payment of any dividend or other distribution in respect of the LLC Interests (or any other Equity Securities of the Company) or any direct or indirect redemption, purchase or other acquisition of any LLC Interests (or any other Equity Securities of the Company);

(d)          incurrence of any indebtedness, liability, or obligation, except current liabilities incurred in connection with or for services rendered in the ordinary course of business consistent with past custom and practices, Contracts with customers, liabilities on account of Taxes and governmental charges and obligations or liabilities incurred by virtue of execution of this Agreement or any Transaction Document;

(e)          issuance by the Company of any notes, bonds, or other debt securities or any Equity Securities or securities convertible into or exchangeable for any Equity Securities;

(f)          cancellation, waiver or release by the Company of any debts, rights or claims, except in the ordinary course of business consistent with past custom and practices;

(g)          amendment of the Organizational Documents;

(h)          change in accounting principles, methods or practices utilized by the Company;

(i)          sale, assignment, lease, license or transfer by the Company of any Intellectual Property Rights;

(j)          capital expenditures or commitments therefor by the Company in excess of $50,000 in the aggregate;

(k)          creation of any Encumbrance, except for Permitted Encumbrances, on any asset (tangible or intangible) of the Company;

(l)          sale, assignment, lease, license or transfer by the Company of any Intellectual Property Rights;

(m)          adoption, amendment or termination of any Company Employee Benefit Plan, or any material increase in the benefits provided thereunder;

(n)          modification, termination, waiver, amendment or other alteration or change in the terms and provisions of any Material Agreement or material license that is not reflected on Schedule 5.08 or Schedule 5.12(a);

(o)          making or revocation of, or change to, any Tax election, or settlement of any matter relating to Taxes, or filing of any amended Tax Returns or claims for Tax refunds; or

(p)          agreements, whether orally or in writing, to do any of the foregoing in clauses (a) through (o).

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Section 5.20. Transactions with Related Parties.

Except as set forth on Schedule 5.20, the Company is not a party to any Contract, transaction or other arrangement with: (a) any current or former member, manager, officer or director of the Company or its Affiliates; (b) any parent, spouse, child, brother, sister or other family relation (by blood or marriage) of any current or former member, manager, officer or director of the Company or its Affiliates; (c) any corporation, partnership or other entity of which any current or former member, manager, officer or director of the Company or its Affiliates or any such family relation is an officer, director, partner, trustee or greater than 10% equity owner or beneficiary; or (d) any Affiliate of the Company.

Section 5.21. Certain Payments.

Neither the Company nor any of its managers, directors, officers, nor any of its employees or agents has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any federal, state, local, municipal, foreign or other law, ordinance, regulation, statute or treaty to any person or entity, private or public, regardless of form, whether in money, property, or services: (a) to obtain favorable treatment in securing business; (b) to pay for favorable treatment for business secured; or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate thereof.

Section 5.22. Customer Relationships.

Schedule 5.22 contains a complete and accurate list of the Company’s top 20 customers on the basis of annual revenues during the 12 months ended December 31, 2013 and December 31, 2014 and the ten months ended October 31, 2015. Except as set forth on Schedule 5.22, the Company has not received any written notice that any, and to the Company’s Knowledge no, customer listed on Schedule 5.22 intends to discontinue doing business with the Company or intends to materially reduce the level of business done with the Company.

Section 5.23. Services.

Except as described on Schedule 5.23, each service performed or provided by the Company to its customers has conformed in all material respects with all applicable contractual commitments and all express and implied warranties. The Company does not have any material Liability (and there is no pending or, to the Company’s Knowledge, threatened claim against the Company that could reasonably be expected to give rise to any Liability) for damages in connection therewith. No service performed or provided by the Company to its customers is subject to any guaranty, warranty or other indemnity beyond the Company’s Contracts with its customers entered into in the ordinary course of the Company Business.

Section 5.24. Brokers.

Except as set forth on Schedule 5.24, neither the Company, the Sellers nor any other Person acting on behalf of the Company or the Sellers, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

Section 5.25. Regulatory.

(a)          The Company is, and since January 1, 2012 has been, in compliance in all material respects with all Laws applicable to the Company activities, including testing, storage and transport, in all jurisdictions in which such acts by the Company occurred, including any Laws administered by the United States Food and Drug Administration (“FDA”). There are no pending material Proceedings by the FDA, or any other comparable Governmental Entity against the Company in respect of regulatory matters.

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(b)          The Company has made available to Purchaser true, correct and complete copies of: (i) all warning letters, untitled letters, notices of inspectional observations (including Form FDA 483s) or establishment inspection reports relating to any on-site inspection by the FDA of the Company and all of the Company’s responses thereto since January 1, 2012; and (ii) all material communications between the FDA or other comparable Governmental Entity and the Company, including requests for information and responses thereto and formal meeting minutes approved by such Governmental Entity (provided that the provision of any such communications or minutes would not reasonably be expected to jeopardize any attorney client privilege of the Company or violate applicable Law) since January 1, 2012. To the Company’s Knowledge, there are no facts that are reasonably likely to cause the suspension, field notification or field correction regarding services performed by the Company.

(c)          Since January 1, 2012, no exemptions or approvals for services performed by the Company have been subjected to reevaluation, revocation, rescission, withdrawal, modification, cancellation or suspension by the FDA or other Governmental Entity.

(d)          Neither the Company nor, to the Company’s Knowledge, any director, officer, employee or agent thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or for any other comparable Governmental Entity to invoke a substantially similar policy. The Company has not made any materially false statements on, or material omissions from, any notifications, reports and other submissions to the FDA or any similar Governmental Entity.

(e)          Neither the Company nor, to the Company’s Knowledge, any director, officer, employee or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized, debarred or disqualified by the FDA or other comparable Governmental Entity, or convicted under Law for misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the services performed by the Company.

Section 5.26. Full Disclosure.

The Company Disclosure Schedules and all Exhibits to this Agreement are complete and accurate in all material respects. To the Company’s Knowledge, neither this Agreement nor any of the Company Schedules or certificates supplied to the Buyer by or on behalf of the Sellers or the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make any statement contained herein or therein not misleading.

Section 5.27. No Other Representations.

The Sellers make no representations or warranties regarding the Company or any other matter, except to the extent expressly made in Article IV or this Article V.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers, except as otherwise expressly disclosed on a schedule corresponding with the appropriate Section numbers (collectively, the “Buyer Disclosure Schedules”), that the following statements contained in this Article VI are true and correct as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, such representations and warranties are true and correct as of such earlier date):

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Section 6.01. Organization and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full power and authority to own its properties and carry on its business as it is now being conducted.

Section 6.02. Execution and Effect of Agreement.

The Buyer has the power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and the Transaction Documents have been duly authorized by all necessary action on the part of the Buyer, and no other proceeding, approval or authorization on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document and the transactions contemplated hereunder and under the Transaction Documents. This Agreement and each Transaction Document to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.

Section 6.03. No Violation.

Except as set forth on Schedule 6.03, neither the execution or delivery by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated under this Agreement and each of the Transaction Documents to which the Buyer is a party, will: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which the Buyer is a party or by which or to which the Buyer or any of its assets or properties is bound or subject, or the provisions of the organizational documents of the Buyer; or (ii) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, the terms of any material agreement to which the Buyer is a party or to which it or any of its assets or properties is bound or subject.

Section 6.04. Litigation; Consents.

(a)          There is no Proceeding, order or claim pending, or to the Buyer’s Knowledge, threatened, against the Buyer which seeks to restrain, prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

(b)          Except as set forth in Schedule 6.04(b), no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of the Buyer is required in connection with the execution and delivery of this Agreement or any other Transaction Documents to which the Buyer is a party, or the consummation of the transactions contemplated hereunder or under any of the Transaction Documents to which the Buyer is a party.

Section 6.05. Brokers.

Neither the Buyer nor any Person acting on behalf of the Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto.

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Section 6.06.  No Other Representations.

The Buyer makes no representations or warranties regarding the Buyer or any other matter, except to the extent expressly made in this Article VI.

Article VII
INDEMNIFICATION

Section 7.01. Obligations of the Sellers.

(a)          As consideration for the commitment of the Buyer hereunder, subject to the conditions and limitations set forth in this Article VII, each of the Sellers hereby agrees to jointly and severally indemnify and hold harmless the Buyer, the Company and each of their Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Buyer (each a “Buyer Indemnified Person”) from and against any direct loss, damage, Liability, Taxes, demand, settlement, judgment, award, fine, penalty, charge, cost or expense of any nature (including, without limitation, the reasonable fees of counsel) and specifically including any indirect, consequential and loss of profit damages but specifically excluding any exemplary, punitive, diminution in value (including multiples of EBITDA), special or other similar damages, except as may be payable to a claimant in a Third Party Claim (as defined below) (each, a “Loss”), to which such Buyer Indemnified Person becomes subject as a result of, or based upon or arising out of, directly or indirectly: (i) any inaccuracy in or breach of any representation or warranty made by the Sellers in Article IV or Article V of this Agreement; (ii) any breach or nonperformance of any covenant or agreement made or to be performed by the Sellers pursuant to this Agreement; or (iii) Section 8.05(a).

(b)          With respect to any Loss suffered by a Buyer Indemnified Person potentially recoverable under an applicable policy or policies of insurance of the Buyer or the Company the Buyer shall make a claim with respect thereto under the applicable insurance policy or policies. For purposes of this Article VII, the amount of any Loss incurred by any Buyer Indemnified Person shall be reduced by: (x) any insurance proceeds received by the Buyer or the Company as a result of such Loss (net of any deductible or retention amount or increase of premiums under such insurance policy), which proceeds the Buyer would diligently seek to claim and obtain; and (y) any third party recovery received by the Buyer or the Company as a result of such claims (net of any out of pocket costs of collection. For the avoidance of doubt, any such offset or setoff shall reduce dollar-for-dollar any amount due from the Sellers. With respect to any Loss suffered by a Buyer Indemnified Person, the Buyer shall diligently seek to mitigate any Losses.

Section 7.02. Obligations of the Buyer.

As consideration for the commitment of the Sellers hereunder, subject to the conditions and limitations set forth in this Article VII, the Buyer agrees to indemnify and hold harmless each of the Sellers and each of their Affiliates (each a “Seller Indemnified Person”) from and against any Loss to which a Seller Indemnified Person becomes subject as a result of, or based upon or arising out of, directly or indirectly: (a) any inaccuracy in or breach of any representation or warranty made by the Buyer pursuant to Article VI of this Agreement; or (b) any breach or nonperformance of any covenant made or to be performed by the Buyer or, after the Closing, the Company, pursuant to this Agreement.

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Section 7.03. Procedure; Payment.

(a)          Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any actual or alleged Loss shall give written notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) promptly (and in any event within 30 days) after the Indemnified Person becomes aware of such Loss, specifying in reasonable detail the basis on which indemnification is sought and the amount of the asserted Losses and method of computation thereof, and, in the case of a Third Party Claim (as defined below), a copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any. Failure to provide the specified notice within 30 days, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless and to the extent that such failure materially and adversely affects the Indemnified Person; provided that the Indemnifying Person shall have no liability whatsoever under this Article VII or otherwise if notice of a Loss or claim is not provided within the applicable survival period relating to such Loss or claim as set forth in Section 7.04. The Indemnifying Person shall, within 30 days after his or its receipt of a claim notice from an Indemnified Person, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the notice. If the Indemnifying Person gives written notice that he or it admits responsibility for the indemnification claim described in such notice, or if the Indemnifying Person fails to notify the Indemnified Person within such 30 day period that he or it either admits or disputes such claim for indemnification, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the Losses arising out of or related thereto (reduced to the extent such Losses were cured during such 30 day period). If the Indemnifying Person notifies the Indemnified Person in writing that he or it disputes such claim for indemnification, or that he or it admits the entitlement of the Indemnified Person to indemnification under this Article VII with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases the indemnification claim described in the notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced and finally adjudicated in accordance with Article IX. Unless otherwise mutually agreed by the Indemnified Person and the Indemnifying Person, amounts which the Indemnified Person is entitled to receive from the Indemnifying Person pursuant to this Article VII shall be paid in accordance with Section 7.03(e).

(b)          If any Loss is asserted by any third party against any Indemnified Person (“Third Party Claim”) and the Indemnifying Person admits that an Indemnified Person is entitled to indemnification with respect to such Third Party Claim, the Indemnifying Person shall have the right, unless otherwise precluded by applicable Law or this Section 7.03, to conduct and control the defense, compromise or settlement of any action, suit, proceeding, hearing, investigation, charge, claim, demand, injunction, order, decree, ruling or other claim giving rise to such claim (an “Action”) or threatened Action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article VII, subject to the following:

(i)          The Indemnifying Person must consult with the Indemnified Person with respect to the handling of such Third Party Claim and the Indemnifying Person must employ counsel reasonably satisfactory to the Indemnified Person (which approval may not be unreasonably withheld, delayed or conditioned).

(ii)         If the Indemnifying Person assumes the defense of a Third Party Claim, each Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the Loss in connection with such Third Party Claim and that releases such Indemnified Person completely in connection with such Third Party Claim; provided that such Indemnifying Person shall not consent, and the Indemnified Person shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an express admission of wrongdoing by the Indemnified Person or (ii) provides for injunctive or other non-monetary relief affecting the Indemnified Person in any way.

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(iii)        The Indemnifying Person shall not be entitled to assume control of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person if: (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Person reasonably believes an adverse determination with respect to the Action or other claim giving rise to such claim for indemnification would be detrimental in any material respect to or injure in any material respect the Indemnified Person’s reputation or future business prospects; (C) the Indemnified Person has been advised by legal counsel that there is a conflict of interest between the Indemnified Person and the Indemnifying Person in the conduct of such Proceeding; (D) the claim seeks an injunction or equitable relief against the Indemnified Person that could reasonably be expected to have a material adverse impact on the Indemnified Person; (E) such Indemnifying Person has not acknowledged in writing its obligation to indemnify the Indemnified Person in accordance with this Article VII against any Losses that may result from such Third Party Claim or (F) the claim is asserted by a material customer of the Company. In any such case, the Indemnifying Person shall not be responsible for paying, in connection with any one Action or separate but substantially similar Actions in the same jurisdiction arising out of the same general allegations or circumstances, the fees and expenses of more than one separate firm of attorneys for all the Indemnified Persons. With respect to the Actions that are the subject of this paragraph (iii), the Indemnifying Person shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Person) and participate therein, and no Indemnifying Person shall be liable for any settlement of any Action without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)          Subject to the foregoing, if the Indemnifying Person elects to assume and control the defense of a Third Party Claim, it will provide notice thereof within 30 days after the Indemnified Person has given notice of the matter. In such circumstances, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (x) the employment thereof has been specifically authorized by the Indemnifying Person in writing and the Indemnifying Person has agreed in writing to pay such fees and expenses or (y) the Indemnifying Person has failed to assume the defense and employ counsel. If the Indemnifying Person disputes the right of an Indemnified Person to indemnification under this Article VII with respect to the full amount of any Third Party Claim, then in such event: (i) the Indemnified Person may defend the Third Party Claim with counsel of its choice; (ii) the Indemnified Person shall defend such Third-Party Claim in good faith and shall apprise the Indemnifying Person from time to time of the progress of such defense; (iii) the Indemnified Person may not enter into a settlement thereof without seeking or obtaining approval of the Indemnifying Person (which approval may not be unreasonably withheld, delayed or conditioned); and (iv) the amount of the Losses incurred by the Indemnified Person in connection with such Third Party Claim, including without limitation, the reasonable attorneys’ fees and costs incurred by the Indemnified Person in defending the Third Party Claim, and the Indemnified Person’s right to indemnification under this Article VII with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Person or the Indemnified Person, or by any other mutually agreeable method.

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(d)          If the Indemnifying Person elects to assume and control or participate in the defense, the Indemnified Person shall take all commercially reasonable efforts necessary to assist the Indemnifying Person in such defense and shall use commercially reasonable efforts to make available to the Indemnifying Person any witnesses, books, records or other documents within its control that are necessary or appropriate for such defense and shall otherwise cooperate in the defense.

(e)          Upon final determination of the amount due to an Indemnified Person under this Article VII (whether by agreement between the Indemnifying Person and the Indemnified Person or after a settlement agreement is executed or a final order is rendered by a court of competent jurisdiction with respect to the Indemnification Matter) (“Indemnification Amount”) with respect to a matter for which indemnification is sought (“Indemnification Matter”), the Indemnifying Person shall promptly (and in any event, not later than five (5) Business Days after such determination) pay the Indemnification Amount, by wire transfer or delivery of other immediately available funds, to an account designated by the Indemnified Person subject to the limitations specifically set forth in this Article VII. Notwithstanding the foregoing, if a Seller is, or the Sellers are, the Indemnifying Person(s), the Buyer shall be required to first seek payment for indemnity by submitting a claim to the Escrow Agent for the Indemnification Amount and obtain a release of funds held by the Escrow Agent to satisfy indemnity claims of the Buyer in lieu of any payment in full or partial payment of the Indemnification Amount by the Seller(s). If the Indemnification Amount exceeds the funds released from escrow by the Escrow Agent to the Buyer, then the Sellers shall cause a payment(s) to be made to the Buyer in an amount equal to the amount by which the Indemnification Amount exceeds the amount of the funds released to the Buyer by the Escrow Agent, by wire transfer or delivery of other immediately available funds, to an account designated by the Buyer. For U.S. federal income tax purposes, any payments made pursuant to this Article VII shall be treated hereto as an adjustment to the Purchase Price to the extent permitted under applicable law.

(f)          After delivery of a claim for indemnification under this Article VII, so long as any right to indemnification exists pursuant to this Article VII, the affected parties each agree to retain all books and records related to such claim. Any information or documents delivered to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall require its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

(g)          In the event any Buyer Indemnified Person seeks indemnification from the Sellers, the Seller Representative shall act for and on behalf of the Sellers, but without any liability for the subject claim, and otherwise solely in his capacity as the Seller Representative for all purposes of this Article VII.

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Section 7.04. Survival.

Except as otherwise provided in this Section 7.04, the representations and warranties made by the Sellers and the Buyer in this Agreement shall survive the Closing and shall continue in full force and effect until fifteen (15) months after the Closing, and neither the Buyer or the Company, on the one hand, nor the Sellers, on the other hand, shall have any liability under Section 7.02(a) or Section 7.01(a)(i), respectively, with respect to any such matter if notice of a claim regarding such matter has not been provided on or prior to fifteen (15) months after the Closing. Notwithstanding the foregoing sentence: (a) the representations and warranties of each of the Sellers contained in Section 4.01 (Execution and Effect), Section 4.02 (No Violation) and Section 4.03 (Title; Agreements), the representations and warranties of each of the Sellers relating to the Company contained in Section 5.01 (Organization and Good Standing), Section 5.02 (Capitalization), Section 5.07 (Taxes), Section 5.23 (Brokers) and Section 5.25 (Regulatory), and the representations and warranties of the Buyer contained in Section 6.01 (Organization and Good Standing), Section 6.02 (Execution and Effect) and Section 6.05 (Brokers) (collectively, the “Fundamental Representations”) shall continue in full force and effect until thirty (30) days after the expiration of the statute of limitations applicable to the matters to which such representations and warranties relate; provided, however, that each of the Sellers, the Company or the Buyer, as the case may be, shall not have any liability with respect to any such matter if notice of a claim regarding such matter has not been provided on or prior to thirty (30) days after the expiration of such applicable statute of limitations; (b) any claims, actions or suits the Buyer may have which arise from or are related to any actual fraud on the part of any of the Sellers or any Representative thereof, shall continue and remain in full force and effect until the expiration of the statute of limitations applicable thereto; (c) all covenants and agreements made by the parties to this Agreement shall survive the Closing in accordance with their respective terms; and (d) any claims, actions or suits the Sellers may have, which arise from or are related to any actual fraud on the part of the Buyer or any Representative thereof, shall continue in full force and effect until the expiration of the statute of limitations applicable thereto.

Section 7.05. Limitations.

(a)          Notwithstanding anything in this Agreement to the contrary, other than with regard to indemnification obligations with respect to any breaches of the Fundamental Representations or any claims, actions or suits the Buyer Indemnified Persons may have which arise from or are related to any actual fraud on the part of the Sellers or any Representative thereof (collectively, the “Seller Excluded Items”), the Sellers shall have no indemnification obligation under Section 7.01(a)(i) until the aggregate amount of all indemnification claims thereunder exceeds $400,000 (the “Basket”), in which case the Sellers shall only be responsible for the amount of such claims in excess of the Basket. Notwithstanding anything in this Agreement to the contrary, other than with regard to the Seller Excluded Items, the maximum indemnification obligation of the Sellers in the aggregate under Section 7.01(a)(i) shall be equal to $6,000,000. Subject to Section 8.05, the maximum indemnification obligation of the Sellers in the aggregate regarding the Seller Excluded Items other than fraud shall not exceed the Purchase Price.

(b)          Notwithstanding anything in this Agreement to the contrary, other than with regard to indemnification obligations with respect to any breaches of the Fundamental Representations or any claims, actions or suits the Seller Indemnified Persons may have which arise from or are related to any actual fraud on the part of the Buyer thereof (collectively, the “Buyer Excluded Items”), the Buyer shall have no indemnification obligation under Section 7.02(a) until the aggregate amount of all indemnification claims thereunder exceeds the Basket, in which case the Buyer shall be responsible for the amount of such claims in excess of the Basket. Notwithstanding anything in this Agreement to the contrary, other than with regard to the Buyer Excluded Items, the maximum indemnification obligation of the Buyer in the aggregate under Section 7.02(a) shall be equal to $6,000,000. The maximum indemnification obligation of the Buyer in the aggregate regarding the Buyer Excluded Items other than fraud shall not exceed the Purchase Price.

(c)          Notwithstanding anything in this Agreement to the contrary, no Indemnified Person shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Person has already recovered Losses with respect to such matter pursuant to another provision of this Agreement.

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(d)          With respect to information related to the matters subject to indemnification under this Article VII, which information is not otherwise required to be maintained confidential pursuant to other applicable agreements between the parties hereto, each Buyer Indemnified Person agrees not to provide any notification or report or otherwise disclose any such information to any Governmental Authority or other third party unless such notice, report or disclosure is: (i) required by Law (including any Environmental Laws) or by any judgment, ruling, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority pursuant thereto; (ii) in response to any occurrence, fact, circumstance, condition, potential condition or event that could reasonably be expected to result in any material liability to or obligation of any Buyer Indemnified Person; or (iii) required to be produced in response to a discovery request; provided that the determination to notify, report or otherwise disclose any such information shall be made in good faith, and that the Buyer Indemnified Person provide the Sellers with prior written notice, along with a written explanation of the basis for such notice, report or disclosure.

Section 7.06. Remedies.

(a)          Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement, including, without limitation, their respective rights and obligations to sell and purchase the LLC Interests and the rights and obligations of the parties under Articles VII and VIII, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any Loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

(b)          Other than with regard to any claims, actions or suits the Buyer Indemnified Persons may have which arise from or are related to any actual fraud on the part of any Seller or any Representative thereof, the indemnity provisions provided for in this Article VII and available to the Buyer and each other Buyer Indemnified Person, shall be the exclusive remedies of the Buyer or any of the Buyer Indemnified Persons.

Article VIII.
POST–CLOSING COVENANTS

Section 8.01. Cooperation.

If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to the LLC Interests, the Seller Representative agrees to take, and will take, all such lawful and necessary action required to so do or that the Buyer otherwise reasonably requests to carry out and give effect to the Sellers’ agreements and undertakings pursuant to this Agreement, including, but not limited to, the preparation of financial statements of the Company for the Buyer’s public reporting purposes. In furtherance thereof, the Seller Representative agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be necessary or convenient, in the opinion of the Buyer or the Buyer’s legal counsel, to carry out the transactions contemplated hereby.

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Section 8.02. Press Releases; Confidentiality.

(a)          None of the Sellers or the Seller Representative, nor any of their respective Affiliates, directors, officers, Representatives, or agents, shall make any press release or public announcement disclosing the existence of this Agreement or make known publicly any facts related to the transactions contemplated hereby without the prior written consent of the Buyer, except where such disclosure is required by Law, in which event only after prior consultation with the Buyer. The Buyer and its Affiliates, directors, officers, officers, Representatives, or agents will not require any consent from the Sellers or the Seller Representative to make any press release or public announcement disclosing the existence of this Agreement or to make known publicly any facts related to the transactions contemplated hereby. The initial press release of the Buyer regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement shall be substantially in the form agreed to by the Buyer and the Sellers prior to the execution of this Agreement.

(b)          Each of the Sellers recognizes and acknowledges that he has in the past, currently has, and in the future may have, access to non-public information of the Company and/or the Buyer and its Affiliates that are valuable, special and unique assets of the Company and/or the Buyer and its Affiliates. Each of the Sellers agrees that he will not disclose such information to any Person, at any time following the Closing, for any purpose or reason whatsoever, except (i) to Representatives of the Buyer, and (ii) to counsel and other advisors, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section, unless (A) such information is or becomes known to the public generally through no fault of the Sellers, (B) disclosure is required by Law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (B), the Sellers shall give prior written notice thereof to the Buyer and the Company and provide the Buyer and the Company with reasonable opportunity to contest such disclosure, unless otherwise prohibited by the terms of such Law, regulation, order or request, or (C) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by the Sellers of the provisions of this Section 8.02(b), the Buyer and the Company shall be entitled to seek an injunction restraining the Sellers from disclosing, in whole or in part, such confidential information.

(c)          Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 8.02, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy, the parties hereto agree that, in the event of a breach or threatened breach by any of them of the foregoing covenants, the covenants may be enforced against them by injunction or restraining order.

(d)          The obligations of the parties under this Section 8.02 shall survive the Closing for a period of five years; provided, however, that the obligations of the parties with respect to non-public information that could be reasonably viewed as a trade secret under applicable Law, or that has been identified by a party as trade secret, shall survive the Closing for a period of seven years.

Section 8.03. Transaction Expenses.

Each party shall bear all out-of-pocket costs and expenses incurred by such party to third parties in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents to which such Person is a party, and in connection with the consummation of the transactions contemplated hereby and thereby including, without limitation, legal, accounting and investment banker’s or broker’s fees (the “Transaction Expenses”). Without limiting the generality of the foregoing, all Transaction Expenses of the Company (prior to the Closing) and the Sellers shall be borne, paid, satisfied, and discharged solely and exclusively by the Sellers and shall have been paid in full by the Sellers or the Company prior to the Closing or at the Closing as a reduction of the Purchase Price payable by the Buyer to the Sellers at the Closing, and neither the Buyer nor the Company shall have any liability or responsibility therefor.

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Section 8.04. Non-Competition and Non-Solicitation.

Each of the Sellers agrees and confirms that in connection with the agreements and covenants herein, including, without limitation, the Purchase Price, and as a material inducement to the Buyer to enter into this Agreement, he agrees with, and will hereafter fully comply with, abide by, and perform as follows:

(a)          Non-Solicitation. Such Seller, for and on behalf of himself and each of his Affiliates, hereby covenants and agrees that he will not (whether directly or indirectly): (i) for a period of five years after the Closing Date, recruit, solicit or induce, or attempt to induce, for employment by such Seller or any Affiliate of such Seller, any Person who is an employee of the Company whose employment by the Company continues after the Closing; or (ii) for a period of five years after the Closing Date, solicit, induce or attempt to induce any customer or potential customer of the Buyer, any of the Buyer’s Affiliates or the Company, or any customer, client, consultant, independent contractor, vendor, supplier, or partner of the Buyer, any of the Buyer’s Affiliates or the Company, to terminate, diminish, or materially alter in a manner harmful to the Buyer, any of the Buyer’s Affiliates or the Company, its relationship or their relationships with the Buyer, any of the Buyer’s Affiliates, or the Company. For purposes of clarity under this Section 8.04 and not by way of limitation, the Company shall be deemed to include its successors and assigns. Notwithstanding the foregoing, the non-solicitation restrictions in clause (i) above shall not apply to any employee of the Company whose employment is terminated by the Buyer, any of the Buyer’s Affiliates or the Company.

(b)          Noncompetition. Such Seller, for and on behalf of himself and each of his Affiliates, covenants and agrees that for a period of five years after the Closing Date, he will not (whether directly or indirectly): engage in the Company Business anywhere in the United States, directly or indirectly, as a shareholder, member, partner, owner, joint venture, investor, lender or in any other capacity whatsoever (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company).

(c)          Such Seller hereby acknowledges and confirms that the provisions of this Section 8.04 are reasonable and necessary to protect the interests of the Buyer and the Company, that any violation of this Section 8.04 will result in an immediate, irreparable injury to the Buyer and the Company and that damages at law would not be reasonable or adequate compensation to the Buyer and the Company for violation of this Section 8.04 and that, in addition to any other available remedies, the Buyer and the Company shall be entitled to have the provisions of this Section 8.04 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 8.04. In the event that the provisions of this Section 8.04 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

Section 8.05. Tax Matters.

(a)          Tax Indemnity. The Sellers hereby agree to jointly and severally indemnify and hold harmless the Buyer Indemnified Persons from, against and in respect of any and all Losses incurred or suffered by the Buyer Indemnified Persons to the extent arising out of, relating to or resulting from: (i) any Taxes imposed on or with respect to the Company with respect to any Pre-Closing Tax Period; (ii) any Taxes imposed on the Company (x) as a result of the provisions of Treasury Regulation Section 1.1502-6 or the analogous provisions of any state, local or foreign Law as a result of the Company being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date or (y) as transferee or successor, by contract or otherwise as a result of a transaction consummated (or relationship existing) on or prior to the Closing Date (other than pursuant to any Non-Tax Contracts, and except as set forth in Section 2.03 hereof); (iii) without duplication of clause (ii)(y), any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contract (other than any Non-Tax Contracts) to which the Company was obligated, or was a party, on or prior to the Closing Date; and (iv) any Losses attributable to any breach of this Section 8.05; provided, however, that the foregoing indemnity shall not apply to the extent that a Liability related thereto is taken into account in the determination of Closing Working Capital.

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(b)          Tax Periods Ending on or Before the Closing Date. The Seller Representative shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, and on a basis reasonably consistent with past practice (to the extent permitted under applicable Tax Laws), Form 1065, U.S. Return of Partnership Income, and any state and local income tax returns that are pass-through tax returns with respect to the Company for the period commencing on January 1, 2015 and ending on the Closing Date (the “Final Income Tax Returns”). For the avoidance of doubt, the parties hereto hereby acknowledge and agree that any income Tax deductions attributable to the Transaction Expenses (including, without limitation, the change in control bonus payment payable to Mark Stier at the Closing pursuant to and in accordance with the terms of his employment agreement with the Company, as amended, and any employer taxes related thereto, and the employee compensation payment payable to Colleen Glynn at the Closing and any employer taxes related thereto), to the extent such amounts are paid or accrued by or on behalf of the Company as of the Closing Date and are currently deductible under applicable Tax Laws, shall be deducted on the Final Income Tax Returns. The Seller Representative shall provide a draft copy of such Final Income Tax Returns to the Buyer for its review at least fifteen (15) Business Days prior to the due date thereof. The Buyer shall provide its comments to the Seller Representative at least five (5) Business Days prior to the due date of such returns and the Seller Representative shall in good faith take into consideration all of such comments. The Sellers Representative, on behalf of the Sellers, shall be responsible for and shall pay, or cause to be paid, all Taxes with respect to the Company, if any, shown to be due on such Final Income Tax Returns on or prior to the due date thereof; provided, however, that the Seller Representative’s foregoing obligation to pay such Taxes shall not apply to the extent that such Taxes are taken into account in the final determination of Closing Working Capital.

(c)          Straddle Periods and Non-Pass Through Returns. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, and on a basis reasonably consistent with past practice (to the extent permitted under applicable Tax Laws), all Tax Returns of the Company for any Straddle Period (“Straddle Period Returns”) and any other Tax Returns for tax periods ending on or before the Closing Date that are not Final Income Tax Returns (“Non-Pass Through Returns”). The Buyer shall provide a draft copy of each Straddle Period Return and Non-Pass Through Return to the Seller Representative for his review at least fifteen (15) Business Days prior to the due date thereof. The Seller Representative shall provide his comments to the Buyer at least five (5) Business Days prior to the due date of such returns and the Buyer shall in good faith take into consideration all of such comments. The Seller Representative, on behalf of the Sellers, shall be responsible for and shall pay, or cause to be paid, all Taxes shown to be due on such Non-Pass Through Returns; provided, however, that the Seller Representative’s’ foregoing obligation to pay such Taxes shall not apply to the extent that such Taxes are taken into account in the determination of Closing Working Capital. The Seller Representative, on behalf of the Sellers, shall be responsible for and shall pay, or cause to be paid, all Taxes with respect to the Company shown to be due on such Straddle Period Returns to the extent such Taxes relate to a Pre-Closing Tax Period; provided, however, that the Seller Representative’s’ foregoing obligation to pay such Taxes shall not apply to the extent that such Taxes are taken into account in the determination of Closing Working Capital.

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(d)          For purposes of this Agreement:

(i)          In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company.

(ii)         In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of: (A) all such Taxes; and (B) the percentage, expressed as a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(e)          Tax Refunds. Any Tax refunds that are received by the Company, and any amounts credited against Taxes to which the Company becomes entitled, that relate to any Pre-Closing Tax Period (or portion thereof) ending on or before the Closing Date, shall be for the account of the Sellers, and the Company shall pay over to the Sellers (with 50% payable to each Seller) any such refund or the amount of any such credit within five (5) Business Days after receipt thereof or entitlement thereto by wire transfer of immediately available funds to the banks and accounts designated by each of the Sellers, net of any reasonable costs, increased Taxes or required Tax withholdings attributable to obtaining such refunds or credits of Taxes. In addition, to the extent that a claim for refund or a Proceeding results in a payment or credit against Tax by any Taxing Authority to the Company of any amount that had been taken into account as a liability for Taxes on the Closing Balance Sheet, the Company shall pay such amount to the Sellers (with 50% payable to each Seller) within five (5) Business Days after receipt or entitlement thereto by wire transfer of immediately available funds to the banks and accounts designated by each of the Sellers, net of any reasonable costs, increased Taxes or required Tax withholdings attributable to obtaining such refunds or credits of Taxes. To the extent such refunds or credits of Taxes are subsequently disallowed or required to be returned to the applicable Taxing Authority, each Seller agrees to promptly repay the amount of such refund or credit for overpayment that it previously received from the Buyer, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to the Buyer.

(f)          Cooperation on Tax Matters.

(i)          The Buyer and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.05 and any audit, litigation, examination or other Proceeding with respect to Taxes (a “Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such tax return preparation, audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Representative agree: (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, the Seller Representative or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Buyer, the Seller Representative or the Company, as the case may be, shall allow the other to take possession of such books and records.

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(ii)         The Buyer and the Seller Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

(iii)        The Buyer and the Seller Representative further agree, upon request, to provide the other party with all information that the other party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(g)          Allocation of Purchase Price. For U.S. federal, state local and non-U.S. tax purposes, the Purchase Price (plus the liabilities of the Company and any other relevant items, to the extent required to be included in the Purchase Price, referred to collectively hereinafter as the “Total Consideration”) shall be allocated to the assets of the Company using their fair market values as of the Closing Date in a manner consistent with Section 1060 of the Code. The Buyer and the Seller’s Representative agree to work together in good faith to determine the allocation and Buyer shall prepare and deliver to the Seller’s Representative a schedule setting forth a proposed allocation within 120 days after the Closing Date. Buyer’s schedule shall be based on values determined by an independent appraisal of the Company’s assets, a copy of which appraisal shall be provided by Buyer to the Seller Representative no later than 120 days after the Closing Date; provided that Buyer and Seller agree that as of the date hereof, the fair market value of the restrictive covenants set forth in Section 8.04 shall not exceed $100,000 and the schedule shall reflect the foregoing. To the extent agreed by the parties, the proposed allocation shall be used for purposes of filing any applicable Tax forms and all Tax Returns filed by each of them (unless otherwise required by applicable Laws); provided that the Sellers acknowledge that Buyer may be required to use a different allocation for financial reporting purposes. For the avoidance of doubt, if the parties are unable to resolve any differences regarding the proposed allocation, each Seller and Buyer shall be free to adopt its own allocation. The parties hereto agree that for applicable installment sale Tax purposes, they shall allocate, to the extent permitted by applicable Law, (A) the cash portion of the Total Consideration (including, without limitation, any cash deemed received by the Sellers pursuant to any actual or deemed assumption of liabilities by the Buyer) to the assets of the Company that do not qualify for installment sale reporting pursuant to Section 453 of the Code, and (B) the Escrow Amount and the Performance-based Consideration to the assets of the Company that qualify for installment sale reporting pursuant to Section 453 of the Code, and the Buyer and the Sellers shall file all Tax Returns and any information reports in a manner consistent therewith.

(h)          Amended Tax Returns. Except as required by applicable Law, neither the Buyer nor the Seller Representative shall amend or cause or permit the amendment of any Tax Returns of the Company relating to a Pre-Closing Tax Period or a Straddle Period, or file a claim for refund of Taxes attributable to any Pre-Closing Tax Period or Straddle Period, without the prior written consent of the Buyer or the Seller Representative, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

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(i)          Tax Treatment. For U.S. federal income Tax purposes, the Sellers and the Buyer acknowledge that the sale and purchase of LLC Interests contemplated by this Agreement are intended to be treated for U.S. federal income tax purposes and any relative state or local income Tax purposes consistent with the principles set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) by Sellers as a taxable sale of all the LLC Interests (i.e., partnership interests) to the Buyer in exchange for the Total Consideration and (ii) by Buyer as a taxable purchase of all of the assets of the Company in exchange for the Total Consideration. Neither the Buyer nor the Sellers shall file any Tax Return or otherwise take any position for federal income Tax purposes that is inconsistent with the treatment described in the preceding sentence, unless otherwise required by applicable Law.

(j)          Tax Contests. Any Tax Contest that relates to any Taxes of the Company for any Pre-Closing Tax Period shall be governed by the provisions set forth in this Section 8.05(j) and not Section 7.03 regarding Third Party Claims. If the Buyer or the Company receives notice of a Tax Contest with respect to any Tax Return of the Company attributable to any Pre-Closing Tax Period, then the Buyer shall notify the Seller Representative, in writing, within thirty (30) days after the Buyer’s receipt or the Company’s receipt of such notice provided, however, that failure to give such notice shall not limit the right of the Buyer Indemnified Persons to recover any indemnity payment except to the extent that the Sellers are actually and materially prejudiced as a result of such failure. The Seller Representative, at Sellers’ sole expense, shall have the right to represent the interests of the Company before the relevant Taxing Authority solely with respect to any Tax Contest relating to pass through income Taxes for any Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Contest; provided that, (i) Buyer shall have the right to participate in the defense of such Tax Contest and to employ its own counsel, and (ii) the Seller Representative shall not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. For all other Tax Contests relating to any Pre-Closing Tax Period, Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Contest; provided that, if such Tax Contest could give rise to an indemnification obligation of the Sellers pursuant to Article VII, (i) the Seller Representative shall have the right to participate in the defense of such Tax Contest and to employ its own counsel, and (ii) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Article IX
GENERAL PROVISIONS

Section 9.01. Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of each of the Buyer and the Seller Representative. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of: (a) the Buyer if such waiver is sought to be enforced against the Buyer or the Company; or (b) the Seller Representative if the waiver is sought to be enforced against the Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.02. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred without the prior written consent of the other parties hereto, except that the Buyer may: (a) assign its rights under this Agreement to any lender of the Buyer or the Company for collateral security purposes; or (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for, and shall guarantee, the performance of all of its obligations hereunder).

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Section 9.03. No Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and their respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article VII above concerning indemnification and the provisions of Section 9.13 concerning the release of the Released Claims by the Releasors are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 9.04. Choice of Law; Consent to Jurisdiction.

(a)          This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

(b)          Without limiting the other provisions of this Section 9.04(b), the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction

Section 9.05. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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Section 9.06. Specific Performance.

The Sellers agree and acknowledge that irreparable damage would occur to the Buyer in the event that any provision of this Agreement was not performed in accordance with the terms hereof or in the event of any breach or threatened breach of any provision of this Agreement by the Sellers and that, therefore, the Buyer shall be entitled to expedited and immediate: (a) specific performance of the terms hereof; (b) injunctive relief to enjoin any breach or threatened breach of any of the terms hereof; or (c) other appropriate equitable relief, in each case in addition to any other remedy at law, in equity, by contract, or otherwise and that in connection therewith the Buyer shall not be required or compelled to post any bond or security in connection with any application or petition for any such equitable remedy or relief it or they may seek.

Section 9.07. Notices.

Unless otherwise specifically provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the party to be notified; (b) actual receipt after deposit with the United States Post Office, by certified mail, postage prepaid return receipt requested; (c) the actual receipt after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by electronic mail (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by five (5) Business Days’ advance written notice to the other parties. Notices should be provided in accordance with this Section 9.07 at the following addresses:

If to the Sellers, to:	With a copy (which shall not constitute notice to the Sellers), to:

Mr. Brian W. Mulhall	Venable LLP
204 West Atlantic Boulevard	750 East Pratt Street, Suite 900
Ocean City, New Jersey 08226	Baltimore, Maryland 21202
E-mail: BWMulhall@gmail.com	E-mail: ajrosso@venable.com
Attn: Anthony J. Rosso, Esq.
Mr. Alan Weiss
4 Starkey Place
Montville, NJ 07045
Email: piratespu@yahoo.com

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If to the Seller Representative, to:	With a copy (which shall not constitute notice to the Seller Representative), to:

Mr. Brian W. Mulhall	Venable LLP
204 West Atlantic Boulevard	750 East Pratt Street, Suite 900
Ocean City, New Jersey 08226	Baltimore, Maryland 21202
E-mail: BWMulhall@gmail.com	E-mail: ajrosso@venable.com
Attn: Anthony J. Rosso, Esq.

If to the Buyer or the Company, to:	With a copy (which shall not constitute notice to the Buyer or the Company), to:

Albany Molecular Research, Inc.	Goodwin Procter LLP
P.O. Box 15908
26 Corporate Circle	53 State Street
Albany, NY 12203	Boston, MA 02109
E-mail: lori.henderson@amriglobal.com	E-mail: jmutkoski@goodwinprocter.com
Attn: Lori M. Henderson	Attn: John M. Mutkoski

Section 9.08. Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 9.09. Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 9.10. Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such party’s (or its Representative’s) actual authorship of any provision of this Agreement and the parties have agreed that no provision or provisions of this Agreement can, may, or should be attributed to any particular party. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” whether or not actually followed by such words. References to “or” shall be read, interpreted and construed if the context permits as “and/or”. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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Section 9.11. Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.12. Counterparts; Copies Sent by Facsimile or .PDF

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of facsimile or .pdf, or other electronic copies of signature pages for this Agreement, other documents required by the Agreement, and all certificates and other documents required to be delivered for Closing shall be valid and treated for all purposes as delivery of the originals.

Section 9.13. Release.

The consideration described in this Agreement represents the only payments and consideration to be received by the Sellers in exchange for the LLC Interests owned by the Sellers and to be sold to the Buyer hereunder. In exchange for such consideration, each of the Sellers, for himself and such Seller’s heirs, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Buyer, the Company and each of their respective predecessors, successors, subsidiaries and Affiliates, managers, Representatives and agents (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, Contracts, controversies, promises, judgments, Liabilities or obligations of any kind whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) for additional payment or consideration in connection with the transactions contemplated by this Agreement, as well as all other events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, and that now exist or may hereafter accrue (collectively, the “Released Claims”); provided, that the Released Claims shall not include claims arising under or otherwise specifically available to the Releasors under this Agreement (including, without limitation, Section 7.02), any of the other Transactional Documents or any of the transactions contemplated hereby, indemnification or advancement of expenses arising under applicable Law or the Organizational Documents, or rights, claims and actions arising out of or under any insurance policies. The Releasors shall refrain from asserting any claim or demand or commencing (or causing to be commenced) any Proceeding, in any court or before any tribunal, against any Released Party based upon any Released Claim.

Section 9.14. Seller Representative.

(a)          Brian W. Mulhall is hereby designated as the Seller Representative hereunder and under the other documents contemplated hereby and, pursuant to their execution of this Agreement, each Seller shall be deemed to have irrevocably constituted and appointed the Seller Representative as his agent, to act in his name, place and stead, as his attorney-in-fact, to perform such duties and only such duties as are contemplated by this Agreement and the Escrow Agreement, and no covenants or obligations shall be implied under this Agreement or the Escrow Agreement against the Seller Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Seller Representative determined by the Seller Representative to be reasonably necessary to carry out the Seller Representative’s duties. The Seller Representative shall not incur any liability with respect to any action taken or suffered by the Seller Representative or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. A decision, act, consent or instruction of the Seller Representative shall constitute a decision, act, consent or instruction from the Sellers and shall be final, binding and conclusive upon the Sellers. The Buyer may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Sellers. The Buyer is hereby relieved from any liability to any Persons for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Representative. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement or the Escrow Agreement, to be exercised or otherwise taken, shall be a power vested in the Seller Representative.

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(b)          The Seller Representative shall be entitled to retain counsel acceptable to him and to incur such expenses as the Seller Representative deems to be necessary or appropriate in connection with its performance of his obligations under this Agreement and the other Transaction Documents, and all such fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Seller Representative shall be split equally by the Sellers.

(c)          The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by him. The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless he shall have received such advice or concurrence of the Sellers as he deems appropriate or he shall have been expressly indemnified to his satisfaction by the Sellers against any and all Losses that the Seller Representative may incur by reason of taking or continuing to take any such action.

(d)          The Sellers hereby agree to indemnify the Seller Representative (in his capacity as such) against, and to hold the Seller Representative (in his capacity as such) harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Seller Representative in such capacity in any way resulting from his action or failures to take action pursuant to this Agreement or any other Transaction Document.

(e)          If the Seller Representative shall for any reason become unable to fulfill his responsibilities as the agent of the Sellers, then within ten (10) days after the date upon which the Seller Representative becomes unable to fulfill his responsibilities, the Sellers shall appoint a successor representative who shall become the Seller Representative for all purposes hereunder.

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IN WITNESS WHEREOF, the parties have executed this LLC Interest Purchase Agreement as of the date first above written.

SELLERS:

/s/ Brian W. Mulhall
Brian W. Mulhall

/s/ Alan Weiss
Alan Weiss

SELLER REPRESENTATIVE:

For the purposes of agreeing to the provisions set forth in Section 9.14 hereof:

/s/ Brian W. Mulhall
Brian W. Mulhall

buyer:

Albany Molecular Research, Inc.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	SVP, General Counsel & Head of Business Development